Exhibit 99.1

FOR IMMEDIATE RELEASE
March 20, 2007

Novell Receives Additional NASDAQ Notice

WALTHAM, Mass. – March 20, 2007 – Novell (NASDAQ:NOVL) today announced that, as expected, it received an additional notice of non-compliance from the staff of the NASDAQ Stock Market due to the delay in filing its quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007 (the “First Quarter Form 10-Q”), as required by NASDAQ Marketplace Rule 4310(c)(14). As previously announced, Novell received notices of non-compliance from NASDAQ on September 14, 2006 and January 22, 2007 due to the delay in filing its quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2006 and its annual report on Form 10-K for the fiscal year ended October 31, 2006, respectively. Novell has delayed the filing of its periodic reports pending the completion of the review by its Audit Committee of the Company's historical stock-based compensation practices.

In response to the first notice of non-compliance, Novell requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). On January 9, 2007, the Panel granted Novell's request for continued listing subject to the requirements that Novell 1) provide the Panel with certain information relating to the Audit Committee's review on or about March 1, 2007, which was submitted to the Panel, and 2) become current in its delinquent reports and file any necessary restatements by March 13, 2007. On February 20, 2007, Novell received a letter from the NASDAQ Listing and Hearing Review Council (the “Listing Council”) indicating that the Listing Council had called for review the January 9, 2007 decision of the Panel and had determined to stay the Panel's decision and any future Panel determinations to suspend Novell's securities from trading pending further action by the Listing Council.

In connection with the call for review, the Listing Council has provided Novell with the opportunity to make an additional submission for the Listing Council's consideration by May 4, 2007 describing Novell's plan for filing the necessary periodic reports. NASDAQ has also provided Novell with the opportunity to make a submission by March 22, 2007 specifically addressing the delay in filing its First Quarter Form 10-Q. The Company intends to timely provide both submissions to NASDAQ.

The Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the forthcoming submissions.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose Novell's or management's intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of Novell's historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the Audit Committee and the independent outside legal counsel engaged by the Audit Committee to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of Novell's Form 10-Q for the fiscal quarter ended July 31, 2006, Form 10-K for the fiscal year ended October 31, 2006 and Form 10-Q for the fiscal quarter ended January 31, 2007; (5) the possibility of Novell's failure to regain compliance within any extension periods the NASDAQ Listing Qualifications Panel grant for an extension for Novell to regain compliance with NASDAQ listing qualifications, in which case Novell's common stock would be delisted from the NASDAQ National Market; (6) any adverse results of lawsuits or governmental inquiries; and (7) additional risks and uncertainties and important factors described in Novell's filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. There can be no assurance that the outcome of the review by Novell's Audit Committee of Novell's past stock-based compensation practices and the related potential accounting impact will not result in changes in the preliminary financial results for the third fiscal quarter 2006, the 2006 fiscal year, the first fiscal quarter 2007 or a restatement of financial results provided by the company for any historical period. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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Novell is a registered trademark of Novell, Inc. in the United States and other countries. All other third-party trademarks are the property of their respective owners.

Press Contact:
Bruce Lowry
Novell, Inc.
Telephone: 415-383-8408
E-mail: blowry@novell.com

Investor Relations Contact:
Bill Smith
Novell, Inc.
Telephone: 800-317-3195
E-mail: wsmith@novell.com